Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-223030, 333-230522, 333-234186, 333-237045, 333-248507, 333-263621 and 333-269005) and Form S-8 (Nos. 333-224220, 333-265449, 333-268323 and 333-272712) of Purple Innovation Inc. (the Company) of our reports dated March 12, 2024, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

/s/ BDO USA, P.C.

Salt Lake City, Utah

March 12, 2024